UNITED STATES

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VAALCO ENERGY, INC.

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VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy Announces First Quarter 2008 Earnings

Updates Exploration Plans to Drill Seven Wildcats with Exposure to in

Excess of 50 million Net Barrels

HOUSTON—(PR Newswire) – May 9, 2008 – VAALCO Energy, Inc. (EGY – NYSE) (the “Company”) announced that for the first quarter of 2008, net income was $1.8 million or $0.03 per diluted share compared to net income of $4.6 million or $0.08 per diluted share for the comparable period in 2007 due to higher taxes and somewhat higher exploration costs in 2008. Discretionary cash flow (a non GAAP measure) was up 30 percent to $14.5 million compared to $11.2 million in the first quarter of 2007.

Robert L. Gerry, III, Chairman and CEO stated, “We are pleased with the progress in our core operations, where we achieved an 11% increase in production from the Etame block complex during the first quarter of 2008 compared to the first quarter of 2007. We are currently producing approximately 22,500 barrels of oil per day.

“On the development front, the Ebouri platform sailed from Corpus Christi, Texas for Gabon on May 8, 2008 and should be installed by July. After the development drilling is completed towards the end of the year, the Ebouri field should be capable of delivering an additional 4,000 to 6,000 barrels oil per day,” continued Mr. Gerry.

Exploration Drilling Program

“After years of exacting preparation and planning with our partners and the host governments VAALCO is entering a period that will see the highest levels of exploration and development in the Company’s history. VAALCO’s 2008 drilling program builds on the solid exploration track record we have established and presents exciting opportunities to drive significant increases in both production and reserves, further enhancing value for VAALCO shareholders,” continued Mr. Gerry.

VAALCO’s exploration program, which includes seven exploration wells over the next twelve to eighteen months, will expose the Company to in excess of 50 million net barrels compared to VAALCO’s current 6.2 million barrels of proved reserves, representing an 8-fold potential increase.

The Company has made arrangements to contract two offshore jackups for the drilling program offshore Gabon:

•

The first rig will be used to drill three exploratory wells: an appraisal well for possible expansion of the Ebouri development project and two additional wells on newly mapped structures. These three wells have gross reserve potential additions in excess of 60 million barrels (approximately 15 million net barrels to VAALCO). Drilling on these wells will commence in September 2008 and the wells will be drilled back to back.

•

The second rig will be used to drill development wells at Ebouri. The rig for the development wells will arrive in October 2008. This rig is larger than the one to be used for the exploration wells, as it must jack up over the platform to drill the development wells.

Onshore Gabon, VAALCO has committed to a rig to drill two wildcats with combined potential reserves of in excess of 30 million barrels. VAALCO has a 100% working interest in the onshore Mutamba block. Environment impact assessment studies are underway, with plans to build the drilling pads over the summer and commence drilling in December 2008.

VAALCO is participating with Century Exploration in a gas prospect on Block 48/25c in the British North Sea commencing in August 2008. The well is an offset to a former Shell gas discovery made in 1987. Recently acquired 3-D seismic data indicates the ability to get higher on structure than the earlier well; increasing the potential reserves to 60 Bcf. VAALCO will have a 25% interest in the well.

The Company is also moving forward on the planning for a well on Angola Block 5 during the first half of 2009. The consortium has identified four prospects and will high grade these into a drilling recommendation in the near future. Prospect reserve potentials range from 20 to 150 million barrels of recoverable oil and the Company has a 40% working interest in the block.

Financial Results Discussion

The Company sold 446,000 net barrels of oil equivalent at an average price of $94.44 per barrel during the first quarter of 2008 for revenues of $42.2 million, compared to 511,000 net barrels at an average price of $57.03 per barrel for revenues of $29.1 million in the first quarter of 2007.

In the first quarter of 2008, production costs and depletion costs were slightly higher than in the first quarter of 2007, but general and administrative costs were lower. The Company also incurred $6.7 million of exploration costs in the first quarter of 2008, compared to $5.1 million of exploration costs in the first quarter of 2007. Operating income was $24.1 million in the first quarter of 2008 compared to $12.3 million in the first quarter of 2007.

First quarter 2008 results reflect higher income taxes of $21.4 million compared to $7.2 million in the first quarter of 2007. In 2007, the Company benefited from cost recovery of the Avouma and South Thchibala development drilling program, which reduced taxable profit oil barrels. The higher tax rate in the first quarter of 2008 was the primary contributor to lower net income of $1.8 million compared to $4.6 million in the first quarter of 2007. With the planned expenditures to develop Ebouri and for the exploration program, we anticipate the tax rate will be lower during the remainder of the year.

Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities. Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP). The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Discretionary Cash Flow	14,506	11,192
Working Capital Changes, net of non-cash	(181)	(11,192)

Net cash provided by operating activities	14,325	—

The Company has scheduled a conference call on Friday, May 9, 2008 at 10:00 am CDT. Interested parties may participate in the call by dialing 1-800-640-9765 or from international locations 1-847-413-4837. Confirmation code is 21577112.

Summary financial results for the quarter are tabulated below.

Abbreviated financial results:

	Three Months Ended March 31,
(Unaudited - in thousands of dollars)	2008	2007
Revenues	$42,158	$29,131
Operating costs and expenses	18,027	16,830

Operating Income	24,131	12,301

Other Income	115	676
Income tax expense	(21,382)	(7,192)
Loss from discontinued operations	—	(27)
Minority Interest in earnings of subsidiaries	(1,063)	(1,203)

Net Income	$1,801	$4,555

Basic Income per Common Share	$0.03	$0.08
Diluted Income per Common Share	$0.03	$0.08

Summary Statistics

	Three Months Ended March 31,
(Unaudited)	2008	2007
Net oil and gas sales (MBOE)	446	511
Average price ($/bbl)	$94.44	$57.03
Production costs ($/bbl)	$9.85	$8.35
Depletion costs ($/bbl)	$11.06	$9.13
General and administrative costs ($/bbl)	$4.46	$5.57
Debt/Proved reserves ($/BOE)	$0.87	$0.91
Capital Expenditures ($thousands)	1,840	6,032
Debt/Capitalization ($/$)	$0.03	$0.04
Cash and cash equivalents ($thousands)	79,734	54,163
Working capital ($thousands)	89,066	65,796
Total long term debt ($thousands)	5,000	5,000

Basic and diluted shares consist of the following:

	Three months ended
Item	March 31, 2008	March 31, 2007
Basic weighted average common stock issued and outstanding	59,338,013	59,039,674
Dilutive options	363,265	1,376,962

Total diluted shares	59,701,278	60,416,636

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2007 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

The Securities and Exchange Commission generally permits oil and gas companies, in filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In this letter, we describe volumes of oil that we believe may be discovered in the future through our existing exploration program. These amounts are not proved reserves as defined by the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by VAALCO.

For further information contact:

W. Russell Scheirman

713-623-0801